EXHIBIT 99.1

Hanmi Reports Third Quarter 2020 Results

2020 Third Quarter Highlights:

  Net income of $16.3 million, or $0.53 per diluted share, up 78.1% from net income of $9.2 million, or $0.30 per share, for the prior quarter and up 32.1% from net income of $12.4 million, or $0.40 per share, from the same quarter a year ago.
  Loans receivable were $4.83 billion, relatively unchanged compared with the end of the prior quarter, and included $256.6 million of new loan and lease production. Loans receivable were up 5.8% year-over-year.
  Deposits of $5.19 billion compared with $5.21 billion from the end of the second quarter; Deposits up 10.7% from a year ago. Cost of interest-bearing deposits fell 24 basis points from the prior quarter.
    Noninterest-bearing demand deposits of $1.96 billion, up 20.5% from the prior quarter on an annualized basis and up 41.3% year-over-year.
  Credit loss expense, under the new accounting standard, was $0.04 million, compared with $24.6 million for the prior quarter resulting in an allowance for credit losses of 1.79% of loans at September 30, 2020 – 1.91% excluding Paycheck Protection Program (PPP) loans.
  Nonperforming assets were 1.07% (1.00% after giving effect to a $3.6 million loan payoff in October) of total assets at quarter-end compared with 0.94% for the prior quarter; the change for the quarter reflects the addition of four loans for $7.9 million, a net increase of $1.4 million in nonperforming leases, and the return to accruing status of four loans for $2.3 million.
  Net interest income was $45.6 million for the third quarter compared with $44.4 million for the prior quarter; third quarter prepayment penalties were $1.3 million compared with $0.1 million for the prior quarter.
  Net interest margin for the third quarter was 3.13% (3.18% excluding PPP loans) compared with 3.15% (3.21% excluding PPP loans) for the prior quarter; prepayment penalties contributed approximately 9 basis points and 1 basis point, respectively, to net interest margin.
  Noninterest income was $7.1 million for the third quarter compared with $20.9 million for the prior quarter; third quarter included $2.3 million of gains from sales of SBA loans while the second quarter included none and second quarter included $15.7 million of gains from sales of securities while the third quarter included none.
  Noninterest expense was $29.9 million for the third quarter compared with $27.1 million for the prior quarter; the second quarter included the $3.1 million effect of deferred loan origination costs from PPP loan originations. The efficiency ratio for the third quarter was 56.73% compared with 41.51% (60.82% excluding securities gains and deferred PPP loan origination costs) for the prior quarter.
  Hanmi remained well capitalized with a Total risk-based capital ratio of 15.45% and a Common equity Tier 1 capital ratio of 11.68% at September 30, 2020, and ended the third quarter with tangible common equity to tangible assets ratio of 9.05% (9.52% excluding PPP loans).

For more information about Hanmi’s response to the COVID-19 pandemic, including detail regarding participation in the PPP, loan deferrals, including a breakdown by loan type and industry, as well as detail concerning Hanmi’s loan exposure to higher impacted industries, please see the Q3 2020 Investor Update (and Supplemental Financial Information), a copy of which is available on the Bank’s website at www.hanmi.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

LOS ANGELES, Oct. 27, 2020 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported net income for the 2020 third quarter of $16.3 million, or $0.53 per diluted share, compared with $9.2 million, or $0.30 per diluted share for the 2020 second quarter and $12.4 million, or $0.40 per diluted share for the 2019 third quarter.

Bonnie Lee, President and Chief Executive Officer, said, “In light of the significant challenges and uncertainty we faced in the first half of 2020 arising from the COVID-19 pandemic, I am extremely pleased with the financial and operational improvements we achieved in the third quarter. In particular, efforts to protect our portfolio and help borrowers impacted by the pandemic through modifications, deferrals and other services have been extremely successful. We are very encouraged by the positive trend with the modified loan portfolio, declining to approximately 12% of the portfolio as of the end of the third quarter, and down from 29% at the end of the prior quarter. We also saw the benefit of lower deposit costs, moderated credit loss expense, a return to SBA loan sales and careful management of noninterest expense. Together, this greatly expanded our third quarter net income to $16.3 million, or $0.53 per diluted share.”

Ms. Lee further added, “While we will continue to proactively monitor the macroeconomic environment and the performance of our loan portfolio, we are concurrently taking steps to provide our customers with additional products and services, further diversify our sources of revenue and safely and soundly drive growth and profitability at the Bank. During the quarter we hired key executives to enhance our residential mortgage origination capabilities, as well as accelerate the digitization of our banking platform to provide a more convenient and seamless customer experience. We are confident these efforts will deepen our relationships with new and existing customers, allow us to scale more efficiently and provide exciting growth opportunities for Hanmi.”

Ms. Lee concluded, “As we look ahead to the fourth quarter and beyond, we remain committed to supporting our loyal customers, prioritizing the health and safety of our employees and communities and ultimately emerging from the pandemic well-positioned to drive profitable, sustainable growth and maximize value for our shareholders.”

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	September 30,	June 30,	March 31,	December 31,	September 30,	Q3-20	Q3-20
	2020	2020	2020	2019	2019	vs. Q2-20	vs. Q3-19

Net income	$16,344	$9,175	$2,350	$3,084	$12,376	$7,169	$3,968
Net income per diluted common share	$0.53	$0.30	$0.08	$0.10	$0.40	$0.23	$0.13

Assets	$6,106,782	$6,218,163	$5,617,690	$5,538,184	$5,527,982	$(111,381)	$578,800
Loans receivable	$4,834,137	$4,825,642	$4,543,636	$4,610,148	$4,569,837	$8,495	$264,300
Deposits	$5,194,292	$5,209,781	$4,582,068	$4,698,962	$4,690,141	$(15,489)	$504,151

Return on average assets	1.08%	0.63%	0.17%	0.22%	0.90%	0.45	0.18
Return on average stockholders' equity	11.74%	6.73%	1.69%	2.15%	8.67%	5.01	3.07

Net interest margin (1)	3.13%	3.15%	3.36%	3.32%	3.36%	-0.02	-0.23
Efficiency ratio (2)	56.73%	41.51%	61.89%	67.31%	64.04%	15.22	-7.31

Tangible common equity to tangible assets (3)	9.05%	8.63%	9.65%	9.98%	10.20%	0.42	-1.15
Tangible common equity per common share (3)	$17.95	$17.47	$17.67	$17.90	$18.05	$0.48	$(0.10)

(1) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.
(2) Noninterest expense divided by net interest income plus noninterest income.
(3) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income was $45.6 million for the third quarter of 2020 compared with $44.4 million for the second quarter of 2020, an increase of 2.6%. Interest and fees on loans increased 0.7%, or $0.4 million, from the preceding quarter primarily due to higher average balances, partially offset by a 7 basis point reduction in average yields. Interest on securities decreased 38.8%, or $1.2 million, from the preceding quarter primarily due to the sale of $479.9 million of securities during the previous quarter and the subsequent reinvestment into lower-yielding securities. Third quarter total interest expense decreased 18.2%, or $2.1 million from the preceding quarter driven by a 24 basis point reduction in the average rate paid on interest-bearing deposits. Third quarter loan prepayment penalties were $1.3 million compared with $0.1 million for the second quarter.

	As of or For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-20	Q3-20
Net Interest Income	2020	2020	2020	2019	2019	vs. Q2-20	vs. Q3-19

Interest and fees on loans receivable(1)	$52,586	$52,230	$54,648	$56,267	$57,929	0.7%	-9.2%
Interest on securities	1,972	3,225	3,655	3,665	3,769	-38.8%	-47.7%
Dividends on FHLB stock	204	203	289	289	286	0.3%	-28.8%
Interest on deposits in other banks	84	78	333	478	193	7.3%	-56.6%
Total interest and dividend income	$54,846	$55,736	$58,925	$60,699	$62,177	-1.6%	-11.8%

Interest on deposits	7,032	8,889	12,742	14,699	15,995	-20.9%	-56.0%
Interest on borrowings	582	760	496	325	367	-23.4%	58.6%
Interest on subordinated debentures	1,627	1,645	1,712	1,739	1,757	-1.1%	-7.4%
Total interest expense	9,241	11,294	14,950	16,763	18,119	-18.2%	-49.0%
Net interest income	$45,605	$44,442	$43,975	$43,936	$44,058	2.6%	3.5%

(1) Includes loans held for sale.

Net interest margin was 3.13% for the third quarter of 2020 compared with 3.15% for the second quarter of 2020, principally reflecting an 18 basis point decline in the yield on earning assets offset by a 24 basis point decline in the cost of interest-bearing deposits. The average earning asset yield was 3.77% for the third quarter of 2020 compared with 3.95% for the second quarter of 2020. The 18 basis point decline was primarily due to the reduction in securities yields reflecting the prior quarter sale of securities and reinvestment into lower-yielding securities, and, to a lesser extent lower average yields on loans receivable. The cost of interest-bearing liabilities was 1.05% for the third quarter of 2020 compared with 1.23% for the second quarter of 2020. The 24 basis point decline in the cost of interest-bearing deposits drove the lower cost of interest-bearing liabilities.

	For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-20	Q3-20
Average Earning Assets and Interest-bearing Liabilities	2020	2020	2020	2019	2019	vs. Q2-20	vs. Q3-19
Loans receivable (1)	$4,734,511	$4,680,048	$4,518,395	$4,487,998	$4,519,770	1.2%	4.8%
Securities	696,285	589,932	623,711	624,861	630,450	18.0%	10.4%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	340,486	386,956	104,513	114,462	35,140	-12.0%	868.9%
Average interest-earning assets	$5,787,667	$5,673,321	$5,263,004	$5,243,706	$5,201,745	2.0%	11.3%

Demand: interest-bearing	$99,161	$92,676	$82,934	$82,604	$82,665	7.0%	20.0%
Money market and savings	1,771,615	1,677,081	1,687,013	1,640,162	1,555,639	5.6%	13.9%
Time deposits	1,357,167	1,458,351	1,522,745	1,605,276	1,692,419	-6.9%	-19.8%
Average interest-bearing deposits	3,227,943	3,228,108	3,292,692	3,328,042	3,330,723	-0.0%	-3.1%
Borrowings	163,364	342,437	130,659	75,500	74,239	-52.3%	120.1%
Subordinated debentures	118,733	118,583	118,444	118,297	118,145	0.1%	0.5%
Average interest-bearing liabilities	$3,510,040	$3,689,128	$3,541,795	$3,521,839	$3,523,107	-4.9%	-0.4%

(1) Includes loans held for sale.

	For the Three Months Ended					Amount Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-20	Q3-20
Average Yields and Rates	2020	2020	2020	2019	2019	vs. Q2-20	vs. Q3-19
Loans receivable(1)	4.42%	4.49%	4.86%	4.97%	5.08%	-0.07	-0.66
Securities (2)	1.13%	2.19%	2.34%	2.35%	2.39%	-1.06	-1.26
FHLB stock	4.95%	5.00%	7.10%	7.00%	6.93%	-0.05	-1.98
Interest-bearing deposits in other banks	0.10%	0.08%	1.28%	1.66%	2.18%	0.02	-2.08
Interest-earning assets	3.77%	3.95%	4.50%	4.59%	4.74%	-0.18	-0.97

Interest-bearing deposits	0.87%	1.11%	1.56%	1.75%	1.91%	-0.24	-1.04
Borrowings	1.42%	0.89%	1.53%	1.71%	1.96%	0.53	-0.54
Subordinated debentures	5.48%	5.55%	5.78%	5.88%	5.92%	-0.07	-0.44
Interest-bearing liabilities	1.05%	1.23%	1.70%	1.89%	2.04%	-0.18	-0.99

Net interest margin (taxable equivalent basis)	3.13%	3.15%	3.36%	3.32%	3.36%	-0.02	-0.23

Cost of deposits	0.55%	0.74%	1.11%	1.25%	1.37%	-0.19	-0.82

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

For the third quarter of 2020, credit loss expense was $0.04 million, comprised of a $0.70 million provision for loan losses and a $0.66 million negative provision for off-balance sheet items. The provision for credit losses for the second quarter of 2020 was $21.1 million and the provision for loan losses was $1.6 million for the third quarter of 2019. The provision for off-balance sheet items was $3.5 million and $0.2 million for the second quarter of 2020 and third quarter of 2019, respectively.

Third quarter noninterest income decreased to $7.1 million from $20.9 million for the second quarter, primarily due to the $15.7 million in gains on sales of securities realized in the second quarter as a result of repositioning the securities portfolio to capture the high-level of unrealized gains arising from the very low rate environment. This decrease was partially offset by a $2.3 million increase in gain on sale of SBA loans on $29.3 million of loans sold for the third quarter of 2020. Hanmi did not sell any SBA loans during the second quarter due to disruptions in the secondary market resulting from the COVID-19 crisis.

	For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-20	Q3-20
Noninterest Income	2020	2020	2020	2019	2019	vs. Q2-20	vs. Q3-19
Service charges on deposit accounts	$2,002	$2,032	$2,400	$2,589	$2,518	-1.5%	-20.5%
Trade finance and other service charges and fees	972	961	986	1,267	1,191	1.1%	-18.4%
Servicing income	704	855	561	227	614	-17.7%	14.7%
Bank-owned life insurance income	289	276	277	281	279	4.6%	3.4%
All other operating income	806	1,095	845	846	491	-26.4%	64.1%
Service charges, fees & other	4,773	5,219	5,069	5,210	5,093	-8.6%	-6.3%

Gain on sale of SBA loans	2,324	-	1,154	1,499	1,767	0.0%	31.5%
Net gain on sales of securities	-	15,712	-	-	-	-100.0%	0.0%
Gain on sale of bank premises	43	-	-	-	-	0.0%	0.0%
Total noninterest income	$7,140	$20,931	$6,223	$6,709	$6,860	-65.9%	4.1%

During the third quarter of 2020, noninterest expense increased 10.3% to $29.9 million from $27.1 million for the second quarter primarily due to $3.1 million in deferred loan costs from PPP loans in the second quarter which drove a reduction in 2020 second quarter salaries and benefits expense. Primarily as a result of the decrease in revenues (noninterest income and net interest income), as well as higher noninterest expense, the efficiency ratio increased to 56.73% in the third quarter from 41.51% in the prior quarter. Excluding securities gains and deferred PPP loan origination costs the efficiency ratio for the third quarter was 56.73% compared with 60.82% for the prior quarter.

	For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-20	Q3-20
	2020	2020	2020	2019	2019	vs. Q2-20	vs. Q3-19
Noninterest Expense
Salaries and employee benefits	$17,194	$14,701	$17,749	$17,752	$17,530	17.0%	-1.9%
Occupancy and equipment	4,650	4,508	4,475	4,547	4,528	3.1%	2.7%
Data processing	2,761	2,804	2,669	2,122	2,410	-1.5%	14.6%
Professional fees	1,794	1,545	1,915	2,601	2,826	16.1%	-36.5%
Supplies and communication	698	858	781	717	726	-18.7%	-3.9%
Advertising and promotion	594	456	734	1,165	927	30.2%	-36.0%
All other operating expenses	2,349	2,457	2,743	3,411	3,500	-4.4%	-32.9%
subtotal	30,040	27,329	31,066	32,315	32,447	9.9%	-7.4%

Other real estate owned expense (income)	(116)	(191)	2	40	160	39.4%	-172.4%
Impairment loss on bank premises	-	-	-	1,734	-	0.0%	0.0%
Total noninterest expense	$29,924	$27,138	$31,068	$34,089	$32,607	10.3%	-8.2%

Hanmi recorded a provision for income taxes of $6.4 million for the third quarter of 2020, representing an effective tax rate of 28.3% compared with $4.5 million, representing an effective tax rate of 32.7%, for the second quarter of 2020. For the first nine months of 2020, the effective tax rate was 30.0%.

Financial Position
Total assets were $6.11 billion at September 30, 2020, a 1.8% decrease from $6.22 billion at June 30, 2020.

Loans receivable, before the allowance for credit losses, were $4.83 billion at September 30, 2020 and June 30, 2020. Loans held for sale, representing the guaranteed portion of SBA 7(a) loans were $12.8 million at the end of the third quarter, compared with $17.9 million at the end of the second quarter.

	As of (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-20	Q3-20
	2020	2020	2020	2019	2019	vs. Q2-20	vs. Q3-19
Loan Portfolio
Commercial real estate loans	$3,264,447	$3,266,242	$3,187,189	$3,226,478	$3,209,752	-0.1%	1.7%
Residential/consumer loans	370,883	366,190	391,206	415,698	451,099	1.3%	-17.8%
Commercial and industrial loans	765,484	730,399	472,714	484,093	441,209	4.8%	73.5%
Leases	433,323	462,811	492,527	483,879	467,777	-6.4%	-7.4%
Loans receivable	4,834,137	4,825,642	4,543,636	4,610,148	4,569,837	0.2%	5.8%
Loans held for sale	12,834	17,942	-	6,020	6,598	-28.5%	94.5%
Total	$4,846,971	$4,843,584	$4,543,636	$4,616,168	$4,576,435	0.1%	5.9%

For the third quarter of 2020, commercial real estate loans as a percentage of loans receivable decreased to 67.5% compared with 70.2% for the same period last year. Commercial and industrial loans, which included $302.9 million of SBA guaranteed PPP loans, reached 15.8% of the portfolio at the end of the 2020-third quarter, up from 9.7% a year ago.

Hanmi generated strong loan production volume through the third quarter. New loan production totaled $256.6 million at an average rate of 4.57%, while the average rate of loans paid off during the same period was 5.13%.

	For the Three Months Ended (in thousands)
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2020	2020	2020	2019	2019
New Loan Production
Commercial real estate loans	$99,618	$129,432	$109,433	$185,070	$78,039
Commercial and industrial loans	78,594	61,114	18,237	95,349	51,093
SBA loans	31,335	328,274	23,422	33,649	34,114
Leases receivable	21,271	15,279	56,849	65,525	52,333
Residential/consumer loans	25,766	10	714	1,768	1,882
subtotal	256,584	534,109	208,655	381,361	217,461

Payoffs	(139,797)	(67,537)	(122,686)	(205,012)	(103,638)
Amortization	(66,907)	(90,678)	(95,414)	(77,580)	(70,407)
Loan sales	(36,068)	-	(18,352)	(26,087)	(24,286)
Net line utilization	(2,199)	(92,230)	(11,242)	(31,333)	(4,012)
Charge-offs & OREO	(3,118)	(1,658)	(27,473)	(1,038)	(1,084)

Loans receivable-beginning balance	4,825,642	4,543,636	4,610,148	4,569,837	4,555,803
Loans receivable-ending balance	$4,834,137	$4,825,642	$4,543,636	$4,610,148	$4,569,837

Deposits totaled $5.19 billion at the end of the third quarter, compared with $5.21 billion at the end of the preceding quarter. Growth in noninterest-bearing demand deposits and interest-bearing demand deposits was more than offset by reductions in time deposits. At September 30, 2020 the loan-to-deposit ratio was 93.1% compared with 92.6% at the end of the previous quarter.

	As of (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-20	Q3-20
	2020	2020	2020	2019	2019	vs. Q2-20	vs. Q3-19
Deposit Portfolio
Demand: noninterest-bearing	$1,961,006	$1,865,213	$1,366,270	$1,391,624	$1,388,121	5.1%	41.3%
Demand: interest-bearing	100,155	96,941	87,313	84,323	84,155	3.3%	19.0%
Money market and savings	1,794,627	1,812,612	1,648,022	1,667,096	1,590,037	-1.0%	12.9%
Time deposits	1,338,504	1,435,015	1,480,463	1,555,919	1,627,828	-6.7%	-17.8%
Total deposits	$5,194,292	$5,209,781	$4,582,068	$4,698,962	$4,690,141	-0.3%	10.7%

At September 30, 2020, the Bank had $150.0 million in borrowings from the FHLB with $1.4 billion of remaining unused availability. As of the end of the third quarter of 2020, the Bank had unused secured and unsecured facilities of $1.8 billion and $115.0 million, respectively.

At September 30, 2020, the Company had $16.1 million of cash on deposit with the Bank. Hanmi continues to believe it has ample liquidity to operate in the evolving, uncertain macroeconomic environment resulting from the pandemic, and is continuously evaluating potential liquidity requirements.

At September 30, 2020, stockholders’ equity was $563.2 million, compared with $547.4 million at June 30, 2020. Tangible common stockholders’ equity was $551.5 million, or 9.05% of tangible assets, at September 30, 2020 compared with $535.7 million, or 8.63% of tangible assets at the end of the second quarter. The ratio of tangible common equity to tangible assets excluding the $302.9 million of PPP loans was 9.52% at the end of the 2020-third quarter. Tangible book value per share increased to $17.95 at September 30, 2020 from $17.47 at the end of the prior quarter.

Hanmi continues to be well capitalized for regulatory purposes, with a preliminary Tier 1 risk-based capital ratio of 12.11% and a Total risk-based capital ratio of 15.45% at September 30, 2020, versus 11.55% and 14.85%, respectively, at the end of the second quarter.

	As of					Amount Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-20	Q3-20
	2020	2020	2020	2019	2019	vs. Q2-20	vs. Q3-19
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	15.45%	14.85%	14.77%	15.11%	15.07%	0.60	0.38
Tier 1 risk-based capital	12.11%	11.55%	11.52%	11.78%	11.91%	0.56	0.2
Common equity tier 1 capital	11.68%	11.12%	11.09%	11.36%	11.49%	0.56	0.19
Tier 1 leverage capital ratio	9.56%	9.69%	9.91%	10.15%	10.43%	-0.13	-0.87
Hanmi Bank
Total risk-based capital	15.06%	14.41%	14.29%	14.64%	14.65%	0.65	0.41
Tier 1 risk-based capital	13.81%	13.15%	13.12%	13.39%	13.55%	0.66	0.26
Common equity tier 1 capital	13.81%	13.15%	13.12%	13.39%	13.55%	0.66	0.26
Tier 1 leverage capital ratio	10.91%	11.04%	11.35%	11.56%	11.86%	-0.13	-0.95

(1) Preliminary ratios for September 30, 2020

Asset Quality
Loans and leases 30 to 89 days past due and still accruing were 0.20% of loans and leases at the end of the third quarter of 2020, compared with 0.21% at the end of the second quarter.

Special mention loans were $57.1 million at the end of the third quarter compared with $21.1 million at June 30, 2020. The September 30, 2020 balance of special mention loans included $31.6 million of loans adversely affected by the pandemic.

Classified loans were $106.2 million at September 30, 2020 compared with $93.9 million at the end of the second quarter. The quarter-over-quarter change reflects additions or downgrades of $33.4 million and reductions or upgrades of $21.1 million. At September 30, 2020 classified loans included $21.7 million of loans adversely affected by the COVID-19 pandemic.

Nonperforming loans were $64.3 million at the end of the third quarter of 2020, or 1.33% (1.25% after giving effect to a $3.6 million loan payoff in October) of loans compared with $58.3 million at the end of the second quarter, or 1.21% of the portfolio.

Nonperforming assets were $65.4 million at the end of the third quarter of 2020, or 1.07% (1.00% after giving effect to a $3.6 million loan payoff in October) of total assets, compared with $58.4 million, or 0.94% of assets, at the end of the prior quarter.

Modified loans and leases declined 59% to $578.6 million at September 30, 2020 from $1.4 billion at June 30, 2020. Approximately 70%, or $402.7 million, of modified loans require interest-only payments. In addition, of the modified loan portfolio, 5.2% were special mention, 4.1% were classified and none were on nonaccrual status at September 30, 2020.

Gross charge-offs for the third quarter of 2020 were $2.2 million compared with $1.6 million for the preceding quarter. Recoveries of previously charged-off loans for the third quarter of 2020 were $1.7 million compared with $0.3 million for the preceding quarter. As a result, there were net charge-offs of $0.4 million for the third quarter of 2020, compared with net charge-offs of $1.3 million for the preceding quarter. For the third quarter of 2020, net charge-offs represented an annualized 0.03% of average loans compared with 0.11% of average loans for the second quarter.

The allowance for credit losses was $86.6 million as of September 30, 2020 generating an allowance for credit losses to loans of 1.79% (1.91% excluding the PPP loans) compared with 1.79% (1.91% excluding the PPP loans) at the end of the prior quarter. Although largely unchanged from the second quarter, the allowance reflects the change in macroeconomic assumptions including a lower projected average unemployment rate for the subsequent four quarters and a higher projected annual GDP growth rate. Hanmi recognizes the inherent uncertainties in the estimate of the allowance for credit losses and the effects the COVID-19 pandemic may have on our borrowers. Hanmi expects the estimate of the allowance for credit losses will change in future periods because of changes in economic conditions, economic forecasts, and other factors.

	As of or for the Three Months Ended (in thousands)						Amount Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,		Sep 30,	Q3-20	Q3-20
	2020	2020	2020	2019		2019	vs. Q2-20	vs. Q3-19
Asset Quality Data and Ratios

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$9,428	$9,984	$10,001	$10,251		$8,085	$(556)	$1,343
Delinquent loans to total loans	0.20%	0.21%	0.22%	0.22%		0.18%	-0.01	0.02

Criticized loans:
Special mention	$57,105	$21,134	$20,945	$26,632		$27,400	$35,971	$29,705
Classified	106,211	93,922	88,225	94,025		80,734	12,289	25,477
Total criticized loans	$163,316	$115,056	$109,170	$120,657		$108,134	$48,260	$55,182

Nonperforming assets:
Nonaccrual loans	$64,333	$58,264	$46,383	$63,761		$64,194	$6,069	$139
Loans 90 days or more past due and still accruing	-	-	5,843	-		544	-	(544)
Nonperforming loans	64,333	58,264	52,226	63,761		64,738	6,069	(405)
Other real estate owned, net	1,052	148	63	63		330	904	722
Nonperforming assets	$65,385	$58,412	$52,289	$63,824		$65,068	$6,973	$317

Nonperforming loans to total loans	1.33%	1.21%	1.15%	1.38%		1.43%
Nonperforming assets to assets	1.07%	0.94%	0.93%	1.15%		1.18%

Allowance for credit losses:
Balance at beginning of period	$86,330	$66,500	$61,408	$50,712		$49,386
Impact of CECL adoption	-	-	17,433	-		-
Provision for loan losses	696	21,131	14,916	10,751		1,602
Net loan (charge-offs) recoveries	(406)	(1,301)	(27,257)	(55)		(276)
Balance at end of period	$86,620	$86,330	$66,500	$61,408	$-	$50,712

Net loan charge-offs to average loans (1)	0.03%	0.11%	2.41%	0.00%		0.02%
Allowance for credit losses to loans	1.79%	1.79%	1.46%	1.33%		1.11%

Allowance for credit losses related to off-balance sheet items:
Balance at beginning of period	$6,347	$2,885	$2,397	$1,542		$1,333
Impact of CECL adoption	-	-	(335)	-		-
Provision for loss on off-balance sheet items	(658)	3,462	823	855		209
Balance at end of period	$5,689	$6,347	$2,885	$2,397		$1,542

Commitments to extend credit	$444,782	$486,852	$375,233	$371,287		$346,182

(1) Annualized

Corporate Developments
On July 29, 2020 Hanmi’s Board of Directors declared a cash dividend on its common stock for the 2020 third quarter of $0.08 per share. The dividend was paid on August 31, 2020 to stockholders of record as of the close of business on August 10, 2020.

Conference Call
Management will host a conference call today, October 27, 2020 at 2:00 p.m. PT (5:00 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877-407-9039 before 2:00 p.m. PT, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 35 full-service branches and 9 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that our forward-looking statements to be reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following:

  a failure to maintain adequate levels of capital and liquidity to support our operations;
  the effect of potential future supervisory action against us or Hanmi Bank;
  our ability to remediate any material weakness in our internal controls over financial reporting;
  general economic and business conditions internationally, nationally and in those areas in which we operate;
  volatility and deterioration in the credit and equity markets;
  changes in consumer spending, borrowing and savings habits;
  availability of capital from private and government sources;
  demographic changes;
  competition for loans and deposits and failure to attract or retain loans and deposits;
  fluctuations in interest rates and a decline in the level of our interest rate spread;
  risks of natural disasters;
  a failure in or breach of our operational or security systems or infrastructure, including cyberattacks;
  the failure to maintain current technologies;
  our inability to successfully implement future information technology enhancements;
  difficult business and economic conditions that can adversely affect our industry and business, including competition and lack of soundness of other financial institutions, fraudulent activity and negative publicity;
  risks associated with Small Business Administration loans;
  failure to attract or retain key employees;
  our ability to access cost-effective funding;
  fluctuations in real estate values;
  changes in accounting policies and practices;
  the imposition of tariffs or other domestic or international governmental policies impacting the value of the products of our borrowers;
  changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums;
  the ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests;
  our ability to identify a suitable strategic partner or to consummate a strategic transaction;
  the adequacy of our allowance for credit losses;
  our credit quality and the effect of credit quality on our provision for loan losses and allowance for credit losses;
  changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements;
  our ability to control expenses;
  changes in securities markets; and
  risks as it relates to cyber security against our information technology and those of our third-party providers and vendors.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

  demand for our products and services may decline;
  if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase;
  collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
  our allowance for credit losses may have to be increased if borrowers experience financial difficulties;
  a worsening of business and economic conditions or in the financial markets could result in an impairment of certain intangible assets, such as goodwill or our servicing assets;
  the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
  as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities;
  a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
  litigation, regulatory enforcement risk and reputation risk regarding our participation in the Paycheck Protection Program and the risk that the Small Business Administration may not fund some or all PPP loan guaranties;
  our cyber security risks are increased as the result of an increase in the number of employees working remotely;
  FDIC premiums may increase if the agency experiences additional resolution costs; and
  the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable successors.

In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lasse Glassen
Investor Relations / Addo Investor Relations
310-829-5400

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	September 30,	June 30,	Percentage	September 30,	Percentage
	2020	2020	Change	2019	Change
Assets
Cash and due from banks	$359,755	$546,048	-34.1%	$150,678	138.8%
Securities available for sale, at fair value	723,601	655,971	10.3%	621,815	16.4%
Loans held for sale, at the lower of cost or fair value	12,834	17,942	-28.5%	6,598	94.5%
Loans receivable, net of allowance for credit losses	4,747,517	4,739,312	0.2%	4,519,125	5.1%
Accrued interest receivable	21,417	21,372	0.2%	11,723	82.7%
Premises and equipment, net	27,956	26,412	5.8%	27,271	2.5%
Customers' liability on acceptances	208	-	-	33	529.5%
Servicing assets	6,348	6,187	2.6%	7,436	-14.6%
Goodwill and other intangible assets, net	11,677	11,742	-0.6%	11,950	-2.3%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	53,623	53,334	0.5%	52,500	2.1%
Prepaid expenses and other assets	125,461	123,458	1.6%	102,468	22.4%
Total assets	$6,106,782	$6,218,163	-1.8%	$5,527,982	10.5%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,961,006	$1,865,213	5.1%	$1,388,121	41.3%
Interest-bearing	3,233,286	3,344,568	-3.3%	3,302,020	-2.1%
Total deposits	5,194,292	5,209,781	-0.3%	4,690,141	10.7%
Accrued interest payable	5,427	8,655	-37.3%	10,076	-46.1%
Bank's liability on acceptances	208	-	-	33	529.5%
Borrowings	150,000	251,808	-40.4%	75,000	100.0%
Subordinated debentures	118,821	118,670	0.1%	118,232	0.5%
Accrued expenses and other liabilities	74,831	81,813	-8.5%	59,973	24.8%
Total liabilities	5,543,579	5,670,727	-2.2%	4,953,455	11.9%

Stockholders' equity:
Common stock	33	33	0.0%	33	0.0%
Additional paid-in capital	577,727	577,211	0.1%	574,957	0.5%
Accumulated other comprehensive income	1,721	335	413.8%	3,708	-53.6%
Retained earnings	102,751	88,859	15.6%	104,927	-2.1%
Less treasury stock	(119,029)	(119,002)	0.0%	(109,098)	-9.1%
Total stockholders' equity	563,203	547,436	2.9%	574,527	-2.0%
Total liabilities and stockholders' equity	$6,106,782	$6,218,163	-1.8%	$5,527,982	10.5%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	September 30,	June 30,	Percentage	September 30,	Percentage
	2020	2020	Change	2019	Change
Interest and dividend income:
Interest and fees on loans receivable	$52,586	$52,230	0.7%	$57,929	-9.2%
Interest on securities	1,972	3,225	-38.8%	3,769	-47.7%
Dividends on FHLB stock	204	203	0.3%	286	-28.8%
Interest on deposits in other banks	84	78	7.3%	193	-56.6%
Total interest and dividend income	54,846	55,736	-1.6%	62,177	-11.8%
Interest expense:
Interest on deposits	7,032	8,889	-20.9%	15,995	-56.0%
Interest on borrowings	582	760	-23.4%	367	58.6%
Interest on subordinated debentures	1,627	1,645	-1.1%	1,757	-7.4%
Total interest expense	9,241	11,294	-18.2%	18,119	-49.0%
Net interest income before credit loss expense	45,605	44,442	2.6%	44,058	3.5%
Credit loss expense	38	24,594	-99.8%	1,602	-97.6%
Net interest income after credit loss expense	45,567	19,848	129.6%	42,456	7.3%
Noninterest income:
Service charges on deposit accounts	2,002	2,032	-1.5%	2,518	-20.5%
Trade finance and other service charges and fees	972	961	1.1%	1,191	-18.4%
Gain on sale of Small Business Administration ("SBA") loans	2,324	-	-	1,767	31.5%
Net gain on sales of securities	-	15,712	-100.0%	-	-
Other operating income	1,842	2,226	-17.2%	1,384	33.1%
Total noninterest income	7,140	20,931	-65.9%	6,860	4.1%
Noninterest expense:
Salaries and employee benefits	17,194	14,701	17.0%	17,530	-1.9%
Occupancy and equipment	4,650	4,508	3.1%	4,528	2.7%
Data processing	2,761	2,804	-1.5%	2,410	14.6%
Professional fees	1,794	1,545	16.1%	2,826	-36.5%
Supplies and communications	698	858	-18.7%	726	-3.9%
Advertising and promotion	594	456	30.2%	927	-36.0%
Other operating expenses	2,233	2,266	-1.5%	3,660	-39.0%
Total noninterest expense	29,924	27,138	10.3%	32,607	-8.2%
Income before tax	22,783	13,641	67.0%	16,709	36.4%
Income tax expense	6,439	4,466	44.2%	4,333	48.6%
Net income	$16,344	$9,175	78.1%	$12,376	32.1%

Basic earnings per share:	$0.53	$0.30		$0.40
Diluted earnings per share:	$0.53	$0.30		$0.40

Weighted-average shares outstanding:
Basic	30,464,263	30,426,967		30,830,445
Diluted	30,464,263	30,426,967		30,859,119
Common shares outstanding	30,719,591	30,657,629		31,173,881

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Nine Months Ended
	September 30,	September 30,	Percentage
	2020	2019	Change
Interest and dividend income:
Interest and fees on loans receivable	$159,464	$173,135	-7.9%
Interest on securities	8,852	10,996	-19.5%
Dividends on FHLB stock	696	858	-18.8%
Interest on deposits in other banks	495	1,085	-54.4%
Total interest and dividend income	169,507	186,074	-8.9%
Interest expense:
Interest on deposits	28,663	48,406	-40.8%
Interest on borrowings	1,838	439	318.8%
Interest on subordinated debentures	4,984	5,293	-5.8%
Total interest expense	35,485	54,138	-34.5%
Net interest income before credit loss expense	134,022	131,936	1.6%
Credit loss expense	40,371	19,418	107.9%
Net interest income after credit loss expense	93,651	112,518	-16.8%
Noninterest income:
Service charges on deposit accounts	6,434	7,362	-12.6%
Trade finance and other service charges and fees	2,920	3,519	-17.0%
Gain on sale of Small Business Administration ("SBA") loans	3,478	3,752	-7.3%
Net gain on sales of securities	15,712	1,295	1113.3%
Other operating income	5,751	4,915	17.0%
Total noninterest income	34,295	20,843	64.5%
Noninterest expense:
Salaries and employee benefits	49,645	50,149	-1.0%
Occupancy and equipment	13,633	12,517	8.9%
Data processing	8,233	6,633	24.1%
Professional fees	5,255	6,459	-18.6%
Supplies and communications	2,337	2,220	5.3%
Advertising and promotion	1,783	2,632	-32.2%
Other operating expenses	7,245	11,207	-35.4%
Total noninterest expense	88,131	91,817	-4.0%
Income before tax	39,815	41,544	-4.2%
Income tax expense	11,945	11,840	0.9%
Net income	$27,870	$29,704	-6.2%

Basic earnings per share:	$0.91	$0.96
Diluted earnings per share:	$0.91	$0.96

Weighted-average shares outstanding:
Basic	30,276,462	30,736,456
Diluted	30,276,462	30,769,160
Common shares outstanding	30,719,591	31,173,881

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$4,734,511	$52,586	4.42%	$4,680,048	$52,230	4.49%	$4,519,770	$57,929	5.08%
Securities (2)	696,285	1,972	1.13%	589,932	3,225	2.19%	630,450	3,769	2.39%
FHLB stock	16,385	204	4.95%	16,385	203	5.00%	16,385	286	6.93%
Interest-bearing deposits in other banks	340,486	84	0.10%	386,956	78	0.08%	35,140	193	2.18%
Total interest-earning assets	5,787,667	54,846	3.77%	5,673,321	55,736	3.95%	5,201,745	62,177	4.74%

Noninterest-earning assets:
Cash and due from banks	64,814			69,667			99,492
Allowance for credit losses	(86,615)			(66,926)			(49,762)
Other assets	245,589			219,383			210,142

Total assets	$6,011,455			$5,895,445			$5,461,617

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$99,161	$17	0.07%	$92,676	$18	0.08%	$82,665	$31	0.15%
Money market and savings	1,771,615	2,192	0.49%	1,677,081	2,309	0.55%	1,555,639	6,180	1.58%
Time deposits	1,357,167	4,823	1.41%	1,458,351	6,562	1.81%	1,692,419	9,784	2.29%
Total interest-bearing deposits	3,227,943	7,032	0.87%	3,228,108	8,889	1.11%	3,330,723	15,995	1.91%
Borrowings	163,364	582	1.42%	342,437	760	0.89%	74,239	367	1.96%
Subordinated debentures	118,733	1,627	5.48%	118,583	1,645	5.55%	118,145	1,757	5.92%
Total interest-bearing liabilities	3,510,040	9,241	1.05%	3,689,128	11,294	1.23%	3,523,107	18,119	2.04%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,859,832			1,589,668			1,300,704
Other liabilities	87,811			68,311			71,631
Stockholders' equity	553,772			548,338			566,175

Total liabilities and stockholders' equity	$6,011,455			$5,895,445			$5,461,617

Net interest income (tax equivalent basis)		$45,605			$44,442			$44,058

Cost of deposits			0.55%			0.74%			1.37%
Net interest spread (taxable equivalent basis)			2.72%			2.72%			2.70%
Net interest margin (taxable equivalent basis)			3.13%			3.15%			3.36%

(1) Includes average loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Nine Months Ended
	September 30, 2020			September 30, 2019
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$4,644,647	$159,464	4.59%	$4,514,707	$173,135	5.13%
Securities (2)	636,860	8,852	1.85%	616,503	11,141	2.41%
FHLB stock	16,385	696	5.68%	16,385	858	7.00%
Interest-bearing deposits in other banks	277,698	495	0.24%	60,240	1,085	2.41%
Total interest-earning assets	5,575,590	169,507	4.06%	5,207,835	186,219	4.78%

Noninterest-earning assets:
Cash and due from banks	77,263			103,098
Allowance for credit losses	(71,587)			(38,885)
Other assets	223,675			193,944

Total assets	$5,804,941			$5,465,992

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$91,618	$56	0.08%	$83,953	$93	0.15%
Money market and savings	1,712,121	9,281	0.72%	1,541,548	17,940	1.56%
Time deposits	1,445,763	19,327	1.79%	1,802,303	30,373	2.25%
Total interest-bearing deposits	3,249,502	28,664	1.18%	3,427,804	48,406	1.89%
Borrowings	211,976	1,839	1.16%	28,536	439	2.06%
Subordinated debentures	118,587	4,984	5.60%	118,006	5,293	5.97%
Total interest-bearing liabilities	3,580,065	35,487	1.32%	3,574,346	54,138	2.03%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,595,368			1,270,029
Other liabilities	75,487			56,607
Stockholders' equity	554,021			565,010

Total liabilities and stockholders' equity	$5,804,941			$5,465,992

Net interest income (tax equivalent basis)		$134,020			$132,081

Cost of deposits			0.79%			1.38%
Net interest spread (taxable equivalent basis)			2.74%			2.75%
Net interest margin (taxable equivalent basis)			3.21%			3.39%

(1) Includes average loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	September 30,	June 30,	March 31,	December 31,	September 30,
Hanmi Financial Corporation	2020	2020	2020	2019	2019
Assets	$6,106,782	$6,218,163	$5,617,690	$5,538,184	$5,527,982
Less goodwill and other intangible assets	(11,677)	(11,742)	(11,808)	(11,873)	(11,950)
Tangible assets	$6,095,105	$6,206,421	$5,605,882	$5,526,311	$5,516,032

Stockholders' equity (1)	$563,203	$547,436	$552,958	$563,267	$574,527
Less goodwill and other intangible assets	(11,677)	(11,742)	(11,808)	(11,873)	(11,950)
Tangible stockholders' equity (1)	$551,526	$535,694	$541,150	$551,394	$562,577

Stockholders' equity to assets	9.22%	8.80%	9.84%	10.17%	10.39%
Tangible common equity to tangible assets (1)	9.05%	8.63%	9.65%	9.98%	10.20%

Common shares outstanding	30,719,591	30,657,629	30,622,741	30,799,624	31,173,881
Tangible common equity per common share	$17.95	$17.47	$17.67	$17.90	$18.05

(1) There were no preferred shares outstanding at the periods indicated.

Paycheck Protection Program

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was adopted, which included authorization for the U.S. Small Business Administration (the “SBA”) to introduce a new program, entitled the “Paycheck Protection Program,” which provides loans for eligible businesses through the SBA’s 7(a) loan guaranty program. These loans are fully guaranteed and available for loan forgiveness of up to the full principal amount so long as certain employee and compensation levels of the business are maintained and the proceeds of the loan are used as required under the program. The Paycheck Protection Program (“PPP”) and loan forgiveness are intended to provide economic relief to small businesses nationwide adversely impacted under the COVID-19 pandemic.

Hanmi participated in this program and the financial information for the 2020 third quarter reflects this participation. This table below shows financial information excluding the effect of the origination of the PPP loans, including the corresponding interest income earned on such loans, which constitutes a non-GAAP measure. Management believes the presentation of certain financial measures excluding the effect of PPP loans provides useful supplemental information that is essential to a proper understanding of the financial condition and results of operations of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial measures that may be used by other companies.

PPP Non-GAAP Financial Data (Unaudited)
(In thousands, except ratios)

	As of September 30, 2020	As of June 30, 2020

Tangible assets	6,095,105	$6,206,421
Less PPP loans	(302,929)	(301,836)
Tangible assets adjusted for PPP loans	$5,792,176	$5,904,585

Tangible stockholders' equity	551,526	$535,694

Tangible common equity to tangible assets (1)	9.05%	8.63%
Tangible common equity to tangible assets adjusted for PPP loans (1)	9.52%	9.07%

(1) There were no preferred shares outstanding at September 30, 2020

Allowance for credit losses	86,620	$86,330

Loans receivable	4,834,137	$4,825,642
Less PPP loans	(302,929)	(301,836)
Loans receivable adjusted for PPP loans	$4,531,208	$4,523,806

Allowance for credit losses to loans receivable	1.79%	1.79%
Allowance for credit losses to loans receivable adjusted for PPP loans	1.91%	1.91%

	For the Three Months Ended September 30, 2020	For the Three Months Ended June 30, 2020
Net interest income	$45,605	$44,442
Less PPP loan interest income	(1,713)	(1,129)
Net interest income adjusted for PPP loans	$43,892	$43,313

Average interest-earning assets	5,787,667	$5,673,321
Less average PPP loans	(302,365)	(251,758)
Average interest-earning assets adjusted for PPP loans	$5,485,302	$5,421,563

Net interest margin (1)	3.13%	3.15%
Net interest margin adjusted for PPP loans (1)	3.18%	3.21%

(1) net interest income (as applicable) divided by average interest-earning assets (as applicable), annualized

Noninterest expense	29,924	$27,138
Less PPP deferred origination costs	-	3,064
Noninterest expense adjusted for PPP loans	$29,924	$30,202

Net interest income plus noninterest income	$52,745	$65,373
Less net gain on sales of securities	-	(15,712)
Net interest income plus noninterest income adjusted for net securities gains	$52,745	$49,661

Efficiency ratio (1)	56.73%	41.51%
Efficiency ratio adjusted for PPP loans and securities gains (1)	56.73%	60.82%

(1) noninterest expense (as applicable) divided by the sum of net interest income and noninterest income (as applicable)